Exhibit 10.1

Outside Director Compensation Program

(Updated as of May 2015)

The following compensation shall be payable in accordance with the terms set forth below to each Outside Director serving on the Board of Directors (the “Board”) of Demand Media, Inc. (the “Corporation”). Outside Directors shall include any member of the Board who is not (i) an employee of the Corporation, or (ii) affiliated with Oak Investment Partners, Spectrum Equity Investors or Generation Capital, or any of their affiliated entities (collectively, the “Venture Sponsors”).

Cash Compensation

Board Service
Annual Retainer:	$30,000
Non-Executive Chairman
Annual Retainer	$90,000
Committee Service
Audit Committee:
Chair Annual Retainer:	$15,000
Member Annual Retainer:	$8,000
Compensation Committee:
Chair Annual Retainer:	$10,000
Member Annual Retainer:	$5,000
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$8,000
Member Annual Retainer:	$4,000

All Annual Retainers will be paid quarterly in arrears after the end of each applicable calendar quarter at the regularly scheduled Board meeting following the conclusion of such quarter. The Annual Retainers to be paid for serving as the Non-Executive Chairman and for service on any Committee (including as Committee chair) are in addition to the Annual Retainer for serving on the Board.

Equity Compensation

Initial Equity Grant:

Each Outside Director will receive an initial equity award granted on or after the date on which the Outside Director is first elected to the Board (the “Initial Grant”) with an aggregate grant date fair value of approximately $150,000.  The Initial Grant shall consist of (i) a one-time restricted stock unit award with respect to the Corporation’s common stock with a grant date fair value of approximately $75,000 (the “Initial RSU Grant”) and (ii) a one-time non-qualified stock option award with respect to the Corporation’s common stock with a grant date fair value of approximately $75,000 (the “Initial Option Grant”), which Initial Option Grant shall have an exercise price equal to the closing price of the Corporation’s common stock on the grant date on the applicable exchange or market on which its common stock is listed as of such date.  One-third (1/3) of the Initial RSU Grant shall vest on the one year anniversary of the Outside Director’s appointment to the Board and the remaining two-thirds (2/3) of the Initial RSU Grant shall vest in eight (8) substantially equal installments on each three-month anniversary of the first vesting date, subject to continued Board service through the applicable vesting date. One-third (1/3) of the Initial Option Grant shall vest on the one year anniversary of the Outside Director’s appointment to the Board and the remaining two-thirds (2/3) of the Initial Option Grant shall vest in twenty-four (24) substantially equal installments on each monthly anniversary of the first vesting date, subject to continued Board service through the applicable vesting date.

Annual Equity Grant:

Each Outside Director who is serving on the Board on the day preceding any annual meeting of stockholders (excluding any Outside Director that received an Initial Grant in the same calendar year as the calendar year in which the applicable annual meeting of stockholders takes place) and whose service will continue on the day following such annual meeting (whether due to re-election or an ongoing term of service) will automatically receive an additional equity award granted as of the date of such annual meeting (the “Annual Grant”) with an aggregate grant date fair value of approximately $75,000.  The Annual Grant shall consist of (i) a restricted stock unit award with respect to the Corporation’s common stock with a grant date fair value of approximately $37,500 (the “Annual RSU Grant”) and (ii) a non-qualified stock option award with respect to the Corporation’s common stock with a grant date fair value of approximately $37,500 (the “Annual Option Grant”), which Annual Option Grant shall have an exercise price equal to the closing price of the Corporation’s common stock on the grant date on the applicable exchange or market on which its common stock is listed as of such date.  The Annual RSU Grant shall vest in twelve (12) substantially equal installments on each three-month anniversary of the grant date, subject to continued Board service through the applicable vesting date.  The Annual Option Grant shall vest in thirty-six (36) substantially equal installments on each monthly anniversary of the grant date, subject to continued Board service through the applicable vesting date.

Each outstanding, unvested equity award issued pursuant to the Initial Grant or an Annual Grant will automatically accelerate and vest in full on the date on which (i) an Outside Director ceases to be an Outside Director due to his or her death or disability or (ii) an Outside Director stands for re-election but is not re-elected to the Board.